Exhibit 15

January 24, 2008

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Microsoft Corporation and subsidiaries for the periods ended December 31, 2007 and 2006, as indicated in our report dated January 24, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, is incorporated by your reference in Registration Statements Nos. 333-120511, 333-109185, 333-06298, 333-16665, 333-118764, 333-91755, 333-52852, 333-102240, 33-36498, 33-45617 and 333-132100 of Microsoft Corporation on Forms S-8 and Registration Statement Nos. 333-43449, 333-110107, and 333-108843 of Microsoft Corporation on Forms S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington